                                                                    EXHIBIT 10.1


================================================================================


                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                         GIGA INFORMATION GROUP, INC.,
                            A DELAWARE CORPORATION,

                                      AND

                                 DAVID GILMOUR,
                                 AN INDIVIDUAL



                           _________________________

                            Dated as of July 6, 1995
                           _________________________


================================================================================

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----


SECTION 1.          SALE AND PURCHASE OF STOCK............................   1
       1.1          Purchase of Stock.....................................   1
       1.2          Purchase Price........................................   1
       1.3          Tax-Free Transaction..................................   2
       1.4          Transfer Taxes........................................   2
       1.5          Other Agreements and Transactions.....................   3
       1.6          Earn-Out of Second Stock Installment Payment..........   3

SECTION 2.          REPRESENTATIONS AND WARRANTIES OF SELLER..............   3
       2.1          Title to Stock........................................   3
       2.2          Capitalization........................................   4
       2.3          Authority; Binding Nature of Agreements...............   4
       2.4          Conflicts.............................................   4
       2.5          Financial and Other Information About the Company.....   4
       2.6          Seller's Access to Information About Purchaser........   4

SECTION 3.          REPRESENTATIONS AND WARRANTIES OF
                    PURCHASER.............................................   5
       3.1          Authority; Binding Nature of Agreements...............   5
       3.2          Title to Stock........................................   5
       3.3          Access................................................   5
       3.4          Acquisition of Purchased Stock........................   5
       3.5          Preferred Stock Payment...............................   5
       3.6          Brokers...............................................   5
       3.7          Tax Treatment.........................................   5
       3.8          Election to Board of Directors........................   5

SECTION 4.          CERTAIN SECURITIES MATTERS............................   5

SECTION 5.          CONDITIONS TO SECOND CLOSING..........................   7
       5.1          Obligations of Purchaser..............................   7
       5.2          Obligations of Seller.................................   7

SECTION 6.          RIGHT OF REPURCHASE...................................   7
       6.1          Purchaser Option to Repurchase Shares.................   7
       6.2          Vesting of Stock......................................   8
       6.3          Exercise of Purchase Option...........................   8
       6.4          Restrictions..........................................   8

       6.5          Legends...............................................   8

SECTION 7.          MISCELLANEOUS PROVISIONS..............................   9
       7.1          Termination of Agreement..............................   9
       7.2          Governing Law.........................................   9
       7.3          Venue and Jurisdiction................................   9
       7.4          Notices...............................................   9
       7.5          Headings..............................................  10
       7.6          Assignment............................................  10
       7.7          Parties in Interest...................................  10
       7.8          Severability..........................................  10
       7.9          Entire Agreement......................................  10
       7.10         Waiver................................................  10
       7.11         Amendments............................................  10

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of July 6, 1995 (the "Effective Date"), by and between GIGA INFORMATION GROUP, INC., a Delaware corporation ("Purchaser"), and DAVID GILMOUR ("Seller"). Certain capitalized terms used in this Agreement are defined on Exhibit A.


                                    RECITALS


     Seller owns 50% of the outstanding common stock of ExperNet Corporation, a California corporation (the "Company"). Purchaser wishes to purchase such stock from Seller on the terms set forth in this Agreement.


                                   AGREEMENT


     Purchaser and Seller, intending to be legally bound, agree as follows:


SECTION 1.     SALE AND PURCHASE OF STOCK

          1.1 PURCHASE OF STOCK. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, four hundred fifty thousand (450,000) shares of Common Stock of the Company as follows:

          (a) Contemporaneously with the execution and delivery of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, two hundred fifty thousand (250,000) shares of Common Stock of the Company (the "First Stock Installment") in accordance with this Agreement.

          (b) Subject to the conditions set forth in Section 5 below, on the Second Closing Date (as hereinafter defined), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, two hundred thousand (200,000) shares of Common Stock of the Company (the "Second Stock Installment") in accordance with this Agreement. The First Stock Installment and the Second Stock Installment are hereinafter referred to collectively as the "Purchased Stock." As used in this Agreement, "Second Closing Date" shall mean a date, as mutually agreed by the parties, after October 1, 1995 but no later than December 31, 1995, provided that if Purchaser requires that the Second Stock Installment close after December 15, 1995, then the Second Closing Date shall be a date determined at Seller's option up to and including January 2, 1996, but no later.

          1.2 PURCHASE PRICE. As consideration for the sale of the Purchased Stock to Purchaser:

          (a) Contemporaneously with the execution and delivery of this Agreement, Purchaser shall:

          (i) issue to Seller eighty thousand (80,000) shares of Series A Preferred Stock of Purchaser (the "Preferred Stock Payment"); and

          (ii) ensure that the Company immediately pays Seller all accrued and unpaid salary owed to Seller by the Company, in the total amount of $54,475.96 (which Seller agrees and represents is the total accrued and unpaid salary).

          (b) On the Second Closing Date, Purchaser shall deliver to Seller, at Seller's option, either:

          (i) the sum of four hundred thousand dollars ($400,000) by check or wire transfer; or

          (ii) an option to purchase forty thousand (40,000) shares of the Common Stock of Purchaser, in the form attached hereto as Exhibit B (the "Option"), which option will have an exercise price equal to the fair market value of Purchaser's Common Stock as of the date of grant (as determined by Purchaser's Board of Directors in accordance with its normal practice); or

          (iii) a pro-rated combination of the consideration set forth in Sections 1.2(b)(i) and 1 .2(b)(ii) above (for example, a $200,000 payment and an option to purchase 20,000 shares).

          (c) Within thirty (30) days from the closing of any equity or debt financing by Purchaser (excluding the Preferred and Common Stock issuances described in the first sentence of Section 1.2(d)), but in no event later than January 2, 1996, Purchaser shall ensure that the Company pays Seller all unpaid principal and interest due under that certain promissory note dated September 20, 1994, issued to Seller by the Company (a copy is attached as Exhibit C).

          (d) Notwithstanding the provisions of this Section 1.2, Purchaser may delay satisfying its obligation to pay Seller amounts owed under Section 1.2
(b)(i), Section 1 .2(b)(iii) and/or Section 1.2(c) to the extent that any such payment obligation, when combined with previous payments made to Seller under such sections (if any), would exceed 12.5% of the aggregate net

                                       2.

proceeds received by Purchaser in its equity financings (other than the sale and issuance of the shares of Purchaser's Series A Preferred Stock for an aggregate purchase price of up to $2.5 million and other than proceeds from sale of Purchaser's Common Stock sold to employees, consultants and directors) through the date that such payment is due. Any amounts owed Seller under Sections 1.2(b)(i), 1 .2(b)(iii) or 1.2(c) that are not paid by Purchaser when due under such Sections, pursuant to operation of the limitation under this Section 1.2(d), shall be paid to Seller upon Purchaser receiving additional equity financing, but subject to the same limitation of 12.5% of the aggregate net proceeds of such financings. In the event Purchaser has not completed paying Seller all such obligations under Section 1.2(b) and 1.2(c) by the second anniversary of the date of the Agreement, the amount remaining to be paid shall commence accruing interest at 10% per annum until paid in full. Purchaser shall complete payment of all amounts owed Seller hereunder in any event by the third anniversary of the Agreement.

          1.3 TAX-FREE TRANSACTION. The sale of the First Stock Installment to Purchaser and the Preferred Stock Payment to Seller is intended to be a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended.

          1.4 TRANSFER TAXES. Any transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, escrow fees or other similar taxes, fees, charges or expenses incurred by Seller, the Company or any other party in connection with the transfer of the Purchased Stock to Purchaser or in connection with any of the other transactions contemplated by this Agreement shall be borne and paid exclusively by Seller.

          1.5 OTHER AGREEMENTS AND TRANSACTIONS. Contemporaneously with the execution and delivery of this Agreement:

          (a) Seller and Purchaser are entering into an Employment Agreement, of even date herewith, in the form attached hereto as Exhibit D;

          (b) Purchaser is issuing to Seller an option to purchase 30,000 shares of Common Stock of Purchaser, in the form attached hereto as Exhibit B;

          (c) Purchaser is selling eighty thousand (80,000) shares of its Series A Preferred Stock to Gideon Gartner in exchange for his 450,000 shares of the Company's common stock.

          (d) Purchaser is issuing to Eric Sarjeant an option to purchase 1,500 shares of Common Stock of Purchaser.

                                       3.

          (e) Gideon Gartner is terminating the warrant issued to Mr. Gartner to purchase 555,556 shares of the Company's Series A Preferred Stock and is delivering such original warrant marked "Canceled" to Seller.

          (f) Seller, Mr. Gartner, and Neill Brownstein are entering into that certain Voting Agreement in the form attached hereto as Exhibit F.

          1.6 EARN-OUT OF SECOND STOCK INSTALLMENT PAYMENT. The parties agree that the entire consideration paid by Purchaser to Seller under Section 1.2(b) shall constitute the purchase price for the purchase by Purchaser of the Second
Stock Installment.   The parties agree further that, if Seller voluntarily
terminates his employment by ExperNet (and is not thereafter employed by Purchaser or an affiliate of Purchaser), then Seller shall be obligated to repay to Purchaser one-half of the amount Purchaser pays to Seller in cash on the Second Closing Date based on Seller's election under Section 1.2(b). On the Second Closing Date and upon Purchaser's delivery to Seller of the amounts owed under Section 1.2(b) (subject to the limitations in Section 1.2(d)), Seller shall execute and deliver to Purchaser a promissory note in the form attached hereto as Exhibit E, evidencing such obligation of Seller to repay. As set forth in detail in such promissory note, the note shall not bear any interest, shall be payable by Seller within 30 days after Seller voluntarily terminates his employment with ExperNet (and is not hired by Purchaser or its affiliate), and shall be forgiven by Purchaser upon earlier of the involuntary termination of Seller's employment or the date two years after the date of the Agreement provided that Seller remains employed by ExperNet, Purchaser or an affiliate of Purchaser on such date.


SECTION 2.     REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser that the following statements are accurate in all material respects:

          2.1 TITLE TO STOCK. On the date hereof and on the Second Closing Date, Purchaser will acquire good title to the First Stock Installment and Second Stock Installment, respectively, free and clear of all liens and encumbrances. There are no agreements or arrangements in effect that restrict the transfer, voting or sale of the Purchased Stock, other than the stock purchase agreement with the Company under which Seller acquired the Purchased Stock.

          2.2 CAPITALIZATION. The Purchased Stock represents all of capital stock of the Company owned by Seller. The Purchased Stock and the shares held of record by Gideon Gartner represent all of the issued and outstanding shares of capital stock of the Company, and there are no options, warrants or other securities exercisable for or convertible into shares of capital stock of the Company (with the exception of the warrant referred to in Section 1.5(e) hereof).

                                       4.

          2.3 AUTHORITY; BINDING NATURE OF AGREEMENTS. Seller has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under each of the Transactional Agreements to which he is a party. Each of the Transactional Agreements to which Seller is a party constitutes the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

          2.4 CONFLICTS. Seller is not subject to any order and is not bound by any contract that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any of the Transactional Agreements. There is no proceeding pending, and no Person has threatened to commence any proceeding, that may have an adverse effect on the ability of Seller to comply with or perform any of his covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

          2.5 FINANCIAL AND OTHER INFORMATION ABOUT THE COMPANY. Seller has provided to Purchaser financial statements (including an income statement and balance sheet) for and as of the end of the last completed fiscal year of the Company and for and as of the end of the last calendar month preceding the date of this Agreement, and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and, to the best of Seller's knowledge, fairly reflect the financial position and operating results of the Company for the periods presented therein. To the best of Seller's knowledge, the Company has no material liabilities (contingent or otherwise) that are not reflected in such financial statements, except for the liabilities created under the agreement with SIM. Seller has made available to Purchaser true and complete copies of other books and records of the Company. Except for the note described in Section 1.3(c) above and deferred salary as described in Section 1 .2(a)(ii), the Company has not obligations of any kind to Seller, relating to the payment of money, provision of benefits or otherwise.

          2.6 SELLER'S ACCESS TO INFORMATION ABOUT PURCHASER. Seller further represents that he has had an opportunity to ask questions and receive answers from Purchaser regarding the organization and operations of Purchaser and the terms and conditions of the offering of the Preferred Stock Payment and the Option and has received and reviewed a copy of the "Giga Information Group, Inc. Summary of Business Plan and Proposal." Seller acknowledges that (i) Purchaser is in its development or start-up stage; (ii) Seller's investment is highly speculative and risky and Seller could lose his entire investment; (iii) Seller is relying upon not only the representations and covenants contained in this Agreement and in the Series A Preferred Stock Purchase Agreement, but also his own investigation of the contemplated project, and (iv) it is difficult to estimate the likely revenues to be earned by Purchaser, and any specific financial projections provided by Purchaser are based only on Purchaser's reasonable assumptions regarding Purchaser's future results. Nothing in the foregoing will limit

                                       5.

in any way Sellers right to rely on the representations and warranties of Purchaser contained in the Agreement and in the Series A Preferred Stock Purchase Agreement.


SECTION 3.     REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants that the following statements are accurate in all material respects:

          3.1 AUTHORITY; BINDING NATURE OF AGREEMENTS. Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Transactional Agreements. The execution, delivery and performance of the Transactional Agreements by Purchaser have been duly authorized by all necessary action on the part of Purchaser and its board of directors. The Transactional Agreements constitute the legal, valid and binding obligations of Purchaser and are enforceable against Purchaser in accordance with their terms. Purchaser's financial resources are sufficient to enable it to purchase the Purchased Stock.

          3.2 TITLE TO STOCK. On the date hereof, Seller will acquire good title to the Preferred Stock Payment, free and clear of all liens and encumbrances.

          3.3 ACCESS. Prior to the First Closing, Seller has been given full access to the assets, books, records, contracts and employees of the Purchaser, and has been given the opportunity to meet with officers and other representatives of Purchaser for the purpose of investigating and obtaining information regarding Purchaser's business, operations and legal affairs.

          3.4 ACQUISITION OF PURCHASED STOCK. Purchaser is acquiring the Purchased Stock for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of any of such Purchased Stock.

          3.5 PREFERRED STOCK PAYMENT. The Preferred Stock Payment being issued by Purchaser has been duly authorized and, upon issuance, will be fully paid and nonassessable.

          3.6 BROKERS. Purchaser has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by the Transactional Agreements.

          3.7 TAX TREATMENT. Purchaser shall not claim any amount of the purchase price for the Purchased Stock, set forth in Section 1.2, as a tax deduction from Purchaser's income.

                                       6.

          3.8 ELECTION TO BOARD OF DIRECTORS. As of the date of this Agreement, Seller has been elected to serve as a member of Purchaser's Board of Directors.

     In addition to the above representations and warranties, Purchaser represents and warrants to and for the benefit of Seller that all of the statements set forth under Section 2 of the Series A Preferred Stock Purchase Agreement are accurate in all material respects as if made on the Effective Date.


SECTION 4. CERTAIN SECURITIES MATTERS. Seller represents and warrants as follows:

          4.1 Seller is aware that the Preferred Stock Payment to be received by Seller in connection with the Transactions is being issued under an exemption from the registration requirements of the Securities Act;

          4.2 Seller (i) is aware that because the issuance of the Preferred Stock Payment to be received by Seller in connection with the transactions contemplated by this Agreement has not been registered under the Securities Act, such shares must be held indefinitely unless their resale or other disposition is registered under the Securities Act or is exempt from the registration requirements of the Securities Act, and (ii) is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resales of shares purchased in certain exempt transactions, subject to the satisfaction of various requirements;

          4.3 Seller realizes that, if the requirements of Rule 144 are not satisfied, any disposition by Seller of the Preferred Stock Payment to be received by Seller in connection with the transactions contemplated by this Agreement may require registration under the Securities Act, and that Purchaser is not under any obligation to take any action to register any of such Purchaser Stock;

          4.4 Seller is acquiring the Preferred Stock Payment that Seller is to receive in connection with the Transactions for investment and for Seller's own account and not with a view to, or for resale in connection with, any unregistered distribution thereof, and Seller has no present intention to sell or otherwise dispose of any interest in or risk related to the Preferred Stock Payment that Seller is to receive in connection with the Transactions;

          4.5 Seller understands that the certificates representing the Preferred Stock Payment to be received by Seller may bear a legend identical or similar in effect to the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED

                                       7.

          UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION."

          4.6 Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

          4.7 Seller hereby agrees that during the one hundred eighty (180) day period following the effective date of a registration statement of Purchaser filed under the Securities Act in connection with Purchaser's initial public offering of Securities, Seller will not, to the extent requested by Purchaser and Purchaser's underwriters, sell, offer to sell, or otherwise transfer or dispose of any Common Stock of the Company held by it at any time during such period except Common Stock (if any) included in such registration. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such securities of Seller until the end of such period. Seller agrees to execute the form of such market stand-off agreement as may be reasonably requested by the underwriters.

SECTION 5.     CONDITIONS TO SECOND CLOSING

          5.1 OBLIGATIONS OF PURCHASER. The obligation of Purchaser to purchase the Second Stock Installment and otherwise consummate the transactions that are to be consummated on the Second Closing Date is subject to the satisfaction of the following conditions (any of which may be waived by Purchaser in whole or in part):

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Sections 2.1, 2.3 and 2.4 shall be accurate in all material respects as of the Second Closing Date.

          (b) PERFORMANCE. Seller shall have performed, in all material respects, all obligations required by this Agreement to be performed by Seller on or before the Second Closing Date.

          (c) NO INJUNCTION. There shall not be in effect, at the Second Closing Date, any injunction or other binding order of any court or other tribunal having jurisdiction over Purchaser that prohibits the purchase of the Second Stock Installment by Purchaser.

          5.2 OBLIGATIONS OF SELLER. The obligation of Seller to cause the Second Stock Installment to be sold to Purchaser and otherwise consummate the transactions

                                       8.

that are to be consummated on the Second Closing Date is subject to the satisfaction of the following conditions (any of which may be waived by Seller in whole or in part):

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Section 3 shall be accurate in all material respects as of the date of this Agreement.

          (b) PERFORMANCE. Purchaser shall have performed, in all material respects, all obligations required by this Agreement to be performed by Purchaser on or before the Second Closing Date.

          (c) NO INJUNCTION. There shall not be in effect, at the Second Closing Date, any injunction or other binding order of any court or other tribunal having jurisdiction over Seller or the Company that prohibits the sale of the Second Stock Installment to Purchaser.


SECTION 6.     RIGHT OF REPURCHASE

          6.1 PURCHASER OPTION TO REPURCHASE SHARES. All of the shares of Purchaser's Series A Preferred Stock being acquired by Seller pursuant to
Section 1 .2(a)(i) of this Agreement (hereinafter sometimes collectively referred to as the "Stock") shall be subject to the option set forth in this
Article 6 (the "Purchase Option"). In the event at any time prior to the third anniversary of the date of this Agreement, (a) Seller shall voluntarily terminate employment by ExperNet Corporation (and shall not within ten days thereafter be employed by Purchaser or a parent or subsidiary of the Purchaser), or (b) Seller's employment shall terminate as a result of Seller's death or permanent disability, then Purchaser shall have the right, at any time within 30 days after the date of such termination of employment, to exercise the Purchase Option, which consists of the right to purchase from the Seller or his personal representative, as the case may be, at a purchase price per share equal to the greater of $2.00 per share or the fair market value of a share of the Common Stock of Purchaser at that time as determined in good faith by Purchaser's Board of Directors (the "Option Price"), up to but not exceeding the number of shares of Stock which have not vested under the provisions of Section 6.2 below, upon the terms hereinafter set forth.

          6.2 VESTING OF STOCK. The Purchaser may exercise the Purchase Option as to the maximum portion of the Stock specified in the following table:

                                   PORTION OF THE STOCK
IF EMPLOYMENT TERMINATES                SUBJECT TO
(AS DESCRIBED IN SECTION 6.1)         PURCHASE OPTION
- ---------------------------------  ---------------------

                                       9.

 Within 12 months of the Date of
 This Agreement                                     100%

After 12 months and within 24                        75%
 months

After 24 months and within 36                        50%
 months

After 36 months                                     none


          6.3 EXERCISE OF PURCHASE OPTION. The Purchase Option shall be exercised by written notice signed by an officer of Purchaser and delivered or mailed as provided in Section 7.4. The Option Price shall be paid in cash (by check or wire transfer). Purchaser may assign its rights under this Article 6.

          6.4 RESTRICTIONS. Seller may not sell, assign, pledge or otherwise transfer (by operation of law or otherwise) any Sock that remains subject to the Purchase Option; any attempted transfer in violation of the foregoing shall be void. The Secretary of Purchaser will hold in escrow the certificates representing the shares of Stock subject to the Purchase Option, until such Purchase Option lapses as to such shares. The Secretary of Purchaser will issue promptly to Seller a certificate representing the shares of Stock that no longer are subject the Purchase Option, under the provisions of Sections 6.1 and 6.2 above. Seller will be solely responsible for determining whether to make an election under Internal Revenue Code Section 83(b), and to effect such election. Seller will take all actions reasonably requested by Purchaser relating to Purchaser's obtaining insurance, at Purchaser's cost, on Seller's life (including submitting to a relevant medical exam).

          6.5 LEGENDS. All certificates representing any shares of Stock subject to the provisions of this Agreement shall have endorsed thereon the following legends:

          (a) The shares represented by this certificate are subject to an option set forth in an agreement between the Corporation and the registered holder, or the predecessor in interest, a copy of which is on file at the principal office of this corporation. Any transfer or attempted transfer of any shares subject to such option is void without the prior express written consent of the issuer of these shares.

          (b) The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act"). They may not be sold or offered for sale or otherwise distributed unless the securities are registered under the Act or an exemption therefrom is available.

          (c) Any legend required to be placed thereon by the Purchaser's

                                      10.

Bylaws.

          (d) Any legend required to be placed thereon by appropriate Blue Sky officials.


SECTION 7.     MISCELLANEOUS PROVISIONS

          7.1 TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the Second Closing Date: (a) by the mutual agreement of Seller and Purchaser; (b) by Purchaser, if any condition set forth in Section 5.1 shall not have been satisfied or waived; provided that Seller shall have been provided with written notice of such failure of condition and such failure shall not have been cured or remedied within ten (10) business days following such notice; or
(c) by Seller, if any condition set forth in Section 5.2 shall not have been satisfied or waived; provided that Purchaser shall have been provided with written notice of such failure of condition and such failure shall not have been cured or remedied within ten (10) business days following such notice.

          7.2 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law).

          7.3 VENUE AND JURISDICTION. If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor shall be in Santa Clara County, California, which shall be deemed to be a convenient forum. Purchaser and Seller hereby expressly and irrevocably consent and submit to the jurisdiction of the courts in Santa Clara County, California.

          7.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and duly delivered when received by the intended recipient at the following address (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):

               if to Purchaser:
               ---------------
                     Giga Information Group, Inc.
                     146 West 57th Street
                     New York, NY 10019

               with a copy to:
               --------------
                     Venture Law Group
                     2800 Sand Hill Road

                                      11.

                     Menlo Park, CA 94025
                     Attn: Craig W. Johnson, Esq.

               if to Seller:
               ------------

                     David Gilmour
                     331 South El Monte Avenue
                     Los Altos, CA 94022

               with a copy to:
               --------------

                     Cooley Godward Castro Huddleson & Tatum
                     5 Palo Alto Square
                     3000 El Camino Real
                     Palo Alto, CA 94306
                     Attn: Andrei M. Manoliu, Esq.

          7.5 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          7.6 ASSIGNMENT. Neither party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto.

          7.7 PARTIES IN INTEREST. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.

          7.8 SEVERABILITY. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          7.9 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of Purchaser and Seller and supersedes all other agreements and understandings between Purchaser and Seller relating to the subject matter hereof.

          7.10 WAIVER. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of

                                      12.

either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          7.11 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Purchaser and Seller.

                                      13.

     Purchase and Seller have caused this Agreement to be executed as of July 6, 1995.


                                    GIGA INFORMATION GROUP, INC.



                                    By: /s/ Gideon Gartner
                                       -----------------------------------------
                                          Gideon Gartner
                                          Chairman and Chief Executive Officer



                                     /s/ David Gilmour
                                    --------------------------------------------
                                    DAVID GILMOUR

                                      14.

                                   EXHIBIT A

                                 DEFINED TERMS


        For purposes of this Agreement:

        "AGREEMENT" shall mean the Stock Purchase Agreement to which this Exhibit A is attached.

        "COMPANY" shall mean ExperNet Corporation, a California corporation.

        "FIRST STOCK INSTALLMENT" shall have the meaning specified in Section 1.1(b).

        "OPTION" shall have the meaning specified in Section 1.2(b).

        "PERSON" shall mean any individual, corporation, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.

        "PREFERRED STOCK PAYMENT" shall have the meaning specified in Section 1.2(a).

        "PURCHASED STOCK shall have the meaning specified in Section 1.1(b).

        "PURCHASER" shall mean Giga Information Group, Inc., a Delaware corporation.

        "SECOND CLOSING DATE" shall have the meaning set forth in Section
1.1(b).

        "SECOND STOCK INSTALLMENT" shall have the meaning set forth in
Section 1.1(b).

        "SELLER" shall mean David Gilmour, an individual.

        "SERIES A PREFERRED STOCK PURCHASE AGREEMENT" shall mean that agreement to be entered into between Purchaser and the purchasers of Purchaser's Series A Preferred Stock, which agreement shall be substantially in the form attached hereto as Exhibit 6.

        "TRANSACTIONAL AGREEMENTS" shall mean this Agreement, the Employment Agreement and the Option.

                                      15.

               AMENDMENT NUMBER ONE TO STOCK PURCHASE AGREEMENT


          THIS AMENDMENT NUMBER ONE TO STOCK PURCHASE AGREEMENT (this "Amendment") is entered into as of December 29, 1995 (the "Effective Date") by and between GIGA INFORMATION GROUP, INC., a Delaware corporation ("Purchaser"), and DAVID GILMOUR ("Seller") in order to amend the Stock Purchase Agreement dated as of July 6, 1995 (the "Purchase Agreement") between the Purchaser and the Seller. Certain capitalized terms used in this Amendment are defined on Exhibit A to the Purchase Agreement.

          WHEREAS the Purchaser and the Seller have entered into the Purchase Agreement to provide for the purchase by the Purchaser of all of the Common Stock of ExperNet, Inc. ("ExperNet") held by Seller, subject to certain conditions precedent; and

          WHEREAS the Purchaser purchased certain of such shares on July 6, 1995, and the Purchase Agreement provides for the purchase by the Purchaser of the remainder of such shares on a Second Closing Date;

          WHEREAS as there has existed between the Purchaser and the Seller a dispute as to (1) the required date of the Second Closing Date, and (2) whether certain conditions precedent to the Second Closing Date have been satisfied; and

          WHEREAS as the Purchaser and the Seller have agreed to settle such dispute by amending the terms of the Purchase Agreement as set forth herein;

          NOW THEREFORE, the Purchaser and the Seller agree as follows:

          1. The third sentence of Section 1.1(b) of the Agreement is hereby amended to read in its entirety as follows: "As used in this Agreement, "Second Closing Date" shall mean December 29, 1995."

          2. Section 1.2(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:

                "(b)    On the Second Closing Date, Purchaser shall deliver to
          Seller a Convertible Note in the form attached hereto as Exhibit A to
                                                                   ---------
          that certain Amendment Number One to this Agreement, dated December 29, 1995, in the principal amount of $400,000 (the "Convertible Note")

          3. Section 1.6 of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "1.6 EARN-OUT OF SECOND STOCK INSTALLMENT PAYMENT. The parties agree that

                                      16.

the entire consideration paid by Purchaser to Seller under Section l.2(b) shall constitute the purchase price for the purchase by Purchaser of the Second Stock Installment. The parties agree further that, if Seller voluntarily terminates his employment by ExperNet or Purchaser (and is not thereafter employed by Purchaser or an affiliate of Purchaser) prior to July 6, 1997, then Seller shall be obligated to repay to Purchaser one-half of any amount paid in cash by Purchaser to Seller as payment of principal of or interest on the Convertible Note. Prior to Purchaser's payment to Seller of any principal or interest under the Convertible Note before July 6,1997, Seller shall execute and deliver to Purchaser a promissory note in the form attached hereto as Exhibit E, evidencing
                                                           ---------
such obligation of Seller to repay. As set forth in detail in such promissory note, the note shall not bear any interest, shall be payable by Seller within 30 days after Seller voluntarily terminates his employment with ExperNet (and is not hired by Purchaser or its affiliate), and shall be forgiven by Purchaser upon earlier of the involuntary termination of Seller's employment or July 7,1997 provided that Seller remains employed by ExperNet, Purchaser or an affiliate of Purchaser on such date."

          4. Section 3.7 Of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "3.7 TAX TREATMENT. Purchaser shall not claim any amount of the purchase price for the Purchased Stock, set forth in Section 1.2 (except for the accrued interest in the Convertible Note), as a tax deduction from Purchaser's income."

          5. Section 4 of the Purchase Agreement is hereby amended to read in its entirety as follows:

"SECTION 4.     CERTAIN SECURITIES MATTERS.  Seller represents and warrants as follows:

          4.1 Seller is aware that the Preferred Stock Payment, the Convertible Note and the shares of Preferred Stock issuable upon conversion of the Convertible Note (the "Conversion Shares") are being issued under an exemption from the registration requirements of the Securities Act;

          4.2 Seller (i) is aware that because the issuance of the Preferred Stock Payment, the Convertible Note and the Conversion Shares have not been registered under the Securities Act, such securities must be held indefinitely unless their resale or other disposition is registered under the Securities Act or is exempt from the registration requirements of the Securities Act, and (ii) is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resales of securities purchased in certain exempt transactions, subject to the satisfaction of various requirements;

          4.3 Seller realizes that, if the requirements of Rule 144 are not satisfied, any

                                      17.

disposition by Seller of the Preferred Stock Payment, the Convertible Note or the Conversion Shares may require registration under the Securities Act, and that Purchaser is not under any obligation to take any action to register any of such Preferred Stock Payment, the Convertible Note or the Conversion Shares;

          4.4 Seller is acquiring the Preferred Stock Payment, the Convertible Note and the Conversion Shares for investment and for Seller's own account and not with a view to, or for resale in connection with, any unregistered distribution thereof, and Seller has no present intention to sell or otherwise dispose of any interest in or risk related to the Preferred Stock Payment, the Convertible Note or the Conversion Shares;

          4.5 Seller understands that the certificates representing the Preferred Stock Payment, the Convertible Note and the Conversion Shares may bear a legend identical or similar in effect to the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION."

          4.6 Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

          4.7   Seller hereby agrees that during the one hundred eighty
(180) day period following the effective date of a registration statement of Purchaser filed under the Securities Act in connection with Purchaser's initial public offering of Securities, Seller will not, to the extent requested by Purchaser and Purchaser's underwriters, sell, offer to sell, or otherwise transfer or dispose of any Common Stock of the Company held by it at any time during such period except Common Stock (if any) included in such registration. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such securities of Seller until the end of such period. Seller agrees to execute the form of such market stand-off agreement as may be reasonably requested by the underwriters."

          6. Section 6.1 of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "6.1 PURCHASER OPTION TO REPURCHASE SHARES. All of the shares of Purchaser's Series A Preferred Stock being acquired by Seller pursuant to Section l.2(a)(i) of this

                                      18.

Agreement and all of the Conversion Shares (hereinafter sometimes collectively referred to as the "Stock") shall be subject to the option set forth in this
Article 6 (the "Purchase Option"). In the event at any time prior to the third anniversary of the date of this Agreement, (a) Seller shall voluntarily terminate employment by ExperNet Corporation (and shall not within ten days thereafter be employed by Purchaser or a parent or subsidiary of the Purchaser), or (b) Seller's employment shall terminate as a result of Seller's death or permanent disability, then Purchaser shall have the right, at any time within 30 days after the date of such termination of employment, to exercise the Purchase Option, which consists of the right to purchase from the Seller or his personal representative, as the case may be, at a purchase price (the "Option Price") per share (i) of the Series A Preferred Stock equal to the greater of (A) $2.00 per share or the fair market value of a share of the Common Stock of Purchaser at that time as determined in good faith by Purchaser's Board of Directors, or (ii) of the Series B Preferred Stock equal to the greater of $3.50 per share or the fair market value of a share of the Common Stock of Purchaser at that time as determined in good faith by Purchaser's Board of Directors up to but not exceeding the number of shares of Stock which have not vested under the provisions of Section 6.2 below, upon the terms hereinafter set forth."

          7. Section 7.4 of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "7.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and duly delivered when received by the intended recipient at the following address (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):

                if to Purchaser:
                ---------------

                    Giga Information Group, Inc,
                    One Longwater Circle
                    Norwell, MA 02061

                with a copy to:
                --------------

                    Brobeck, Phleger & Harrison
                    One Market, Spear Street Tower
                    San Francisco, California 94105
                    Attn: Thomas A. Bevilacqua, Esq.

                                      19.

                if to Seller:
                -------------

                    David Gilmour
                    331 South El Monte Avenue
                    LosAltos, CA  94022

                with a copy to:
                --------------

                    Cooley Godward Castro Huddles & Tatum
                    5 Palo Alto Square
                    3000 El Camino Real
                    Palo Alto, CA 94306
                    Attn:  Andrei M. Manoliu, Esq."

          8. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          9. Purchaser agrees to close the purchase of the Second Stock Installment as of the Second Closing Date.

          IN WITNESS WHEREOF, Purchaser and Seller have caused this Amendment to be executed as of December 29, 1995.


                                   GIGA INFORMATION GROUP, INC.



                                   By: /s/ Kenneth Marshall
                                      -----------------------------------------
                                        Kenneth Marshall
                                        President and Chief Operating Officer



                                    /s/ David Gilmour
                                   --------------------------------------------
                                   DAVID GILMOUR

                                      20.